UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 27, 2005

BRIGHT HORIZONS FAMILY SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24699	62-1742957

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Talcott Avenue South Watertown, Massachusetts		02472

(Address of Principal Executive Offices)		(Zip Code)

(617) 673-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Bright Horizons Family Solutions, Inc. (“Bright Horizons”) has entered into an Agreement and Plan of Merger dated as of June 27, 2005 (the “Merger Agreement”) with BFAM Mergersub, Inc., a Massachusetts corporation and wholly-owned subsidiary of Bright Horizons (the “Transitory Subsidiary”), and ChildrenFirst Inc., a Massachusetts corporation (“ChildrenFirst”). The Merger Agreement provides that the Transitory Subsidiary will merge with and into ChildrenFirst resulting in ChildrenFirst becoming a wholly-owned subsidiary of Bright Horizons (the “Merger”).

ChildrenFirst operates 33 employer-sponsored back-up child care centers serving more than 270 clients in the United States and Canada.

The Merger consideration to be paid by Bright Horizons to the securityholders of ChildrenFirst is $61.0 million in cash, subject to a closing net working capital adjustment. It is expected that Bright Horizons will acquire approximately $11.0 million in cash in connection with the Merger.

ChildrenFirst has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants (i) to conduct its business in the ordinary course consistent with past practice during the interim period between the execution of the Merger Agreement and the consummation of the Merger, (ii) not to engage in certain kinds of transactions during such period, (iii) not to solicit proposals relating to alternative business combination transactions, (iv) not to enter into discussions concerning, or provide confidential information in connection with, alternative business combination transactions, (v) for its board of directors to recommend adoption and approval by its stockholders of the Merger Agreement and the transactions contemplated thereby, and (vi) to convene a special meeting of its stockholders in accordance with its organizational documents and Massachusetts law for the purpose of permitting such stockholders to consider and vote upon the approval of the Merger Agreement.

Bright Horizons has also entered into a Stock Voting Agreement with stockholders of ChildrenFirst holding over 90% of the outstanding stock of ChildrenFirst whereby such stockholders have agreed to, among other things, vote their shares of ChildrenFirst stock (i) in favor of the Merger, the Merger Agreement, the transactions contemplated by the Merger Agreement and any other matter necessary to consummate the transactions contemplated by the Merger Agreement, and (ii) against alternative business combination transactions.

The rights and obligations of the parties to the Merger Agreement are subject to a number of customary conditions that must be satisfied prior to the closing of the Merger, including (i) approval by holders of a majority of the outstanding shares of voting stock of ChildrenFirst, (ii) absence of any law or order prohibiting the consummation of the Merger, (iii) the accuracy of the representations and warranties made by both Bright Horizons and ChildrenFirst, (iv) satisfaction of certain covenants made by both Bright Horizons and ChildrenFirst, (v) consent and approval of certain third parties, and (vi) the absence of any material adverse effect on the business of ChildrenFirst.

The Merger Agreement provides for Bright Horizons to be indemnified or reimbursed for losses resulting from misrepresentations by ChildrenFirst or breaches of ChildrenFirst’s warranties and covenants set forth in the Merger Agreement. The Merger Agreement provides that $4.5 million of the purchase price will be set aside in an escrow account for satisfaction of such losses and will be available for a period of one year after the effective time of the merger.

The Merger Agreement may be terminated and the Merger may be abandoned at any time by the mutual written consent of Bright Horizons and ChildrenFirst, or by either party if the Merger is not consummated by October 25, 2005, unless extended by written agreement.

On June 28, 2005, Bright Horizons issued a press release with respect to the transaction. A copy of the press release is attached hereto as exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

99.1	Press Release dated June 28, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRIGHT HORIZONS FAMILY SOLUTIONS, INC.
By:	/s/ Elizabeth J. Boland
Elizabeth J. Boland
Chief Financial Officer

Date: June 29, 2005

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated June 28, 2005.